EXHIBIT 10(g)

EMPLOYMENT AGREEMENT

                Agreement is made as of the 31st day of May, 1999, between Minuteman International, Inc., and Illinois corporation, hereinafter called "Employer", and Gregory J. Rau, hereinafter called "Employee".

                1. Employer hereby employs Employee and Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

                2. Term. Employer agrees to employ Employee and Employee agrees to be so employed in the capacity of President and Chief Operating Officer, for a term of three (3) years effective January 15, 2000, and terminating January 14, 2003. In addition, effective January 15, 2001 he will also be employed in the additional capacity of Chief Executive Officer. This Employment Agreement shall automatically be extended for an additional three (3) year term commencing January 15, 2003, and terminating January 14, 2006, unless Employer has sent written notice to Employee of its intent not to have this Employment Agreement so extended prior to January 15, 2002. The parties recognize the need to provide for a twelve (12) month period to obtain a qualified person to assume the duties of Employee who agrees to assist in the job search and to train said replacement. For the second three year term, the compensation paid to Employee as well as all of the other terms and conditions shall remain unchanged except that the parties shall mutually review the salary as set forth in Paragraph Five. Thereafter, this Agreement will continue to automatically renew itself for successive three (3) year terms unless either party sends written notice of his intent not to have the contract renew and this notice is sent prior to 12 months before the end of the current term. This Agreement shall be subject to the following terms and conditions:

                3. Restrictive Covenants. Upon the termination of the Agreement the Employee agrees not to compete with the Company in the United States and Canada for twelve (12) months in the event that the Employee terminates this Agreement and for six (6) months in the event the Employer terminates the Agreement. Without the previous written consent of the Employer, the Employee agrees not to become employed either directly or indirectly as the employee, agent or consultant nor to become a shareholder or partner directly or indirectly for any business entity, company or firm that directly or indirectly competes for business with the Company in the industrial and commercial floor cleaning and maintenance industry. The Employee further agrees not to solicit any person, firm or company that has done business with the Company during the preceding twelve (12) months prior to the termination of this Agreement, provided, however, nothing contained herein shall prohibit the Employee from doing business or being employed either as an agent of employee of any business entity not related to or similar to the Company's business as herein defined.

                In the event that Hako–Werke International GmbH sells its controlling interest in the Company then the restrictions set forth herein shall forthwith terminate and shall be null and void.

                4. Employee shall be responsible for all corporate activities and shall report directly to the Chairman of the Board of the Employer.

                5. Compensation.

                A. For all services rendered by Employee during the first one (1) year period of the Agreement, Employer shall pay Employee a salary of $120,000 per year, payable in equal semi–monthly installments on the normal payroll dates of Employer. This salary shall be reviewed by Compensation Committee of Employer for upward adjustment on a yearly basis. In addition to his salary, Employee shall be eligible to be considered for discretionary bonuses to be determined by the Compensation Committee of Employer.

                B. The Employee shall be entitled to a commission of 0.1% of all Minuteman International, Inc. consolidated net sales, which excludes any intercompany sales between Minuteman International Inc. and it subsidiaries, but including net sales to other companies of the Hako group. This commission shall be paid one month after the end of each quarter.

                C. The Employee shall be entitled to receive .5% of the consolidated profit before income taxes Minuteman International Inc. calculated on a LIFO Basis as reported on the annual audited Financial Statements of the Company. This amount shall be paid when the audited Financial Statements are prepared and have been submitted to the Board of Directors or by April 15th, whichever event is first.

                D. As deferred compensation, the Employer has agreed to continue the Employee's salary at his highest monthly rate after the Employee is separated from the Company based upon a formula that will pay the Employee one month of salary as defined in Paragraph 5 A. for each year or fraction thereof that the Employee is employed by the Company. For example, if the Employee remains employed until January 14, 2010, he will have been employed for ten (10) years and will be entitled to receive his salary for an additional ten (10) months after his retirement or the termination of this Employment agreement.

                E. In addition to the aforesaid salary, Employee shall be entitled to all of the insurance benefits presently in full force and effect covering employees and executives of the Employer. Employee shall be entitled to the use of a full sized automobile to be approved by the Chairman of the Board with all business expenses relating to the automobile to be paid by Employer. Employee shall be entitled to all other standard company benefits.

                6. Expenses.

                The Employee is authorized to incur reasonable expenses for promoting the business of the Employer, including expenses for business travel, business entertainment and similar items. Airline travel will generally be other than first class except when business reasons require otherwise. The Employer will reimburse for all work related expenses upon the weekly presentation by Employee of adequate itemized receipts as may be required by tax laws or regulations.

                7. Vacation. Employee shall be entitled to vacation in accordance with the terms of the Company's Vacation Policy that covers all Minuteman International, Inc. Non–Union Employees. While in the employ of Employer, Employee shall devote his entire time to the business of Employer.

                8. Shareholder Approval. In the conduct of his activities for the Employer, the Employee is required to obtain majority approval of the Board of Directors of the Employer prior to committing to any of the following:

                A.            Purchase, sale or mortgaging of any real property

                B.            Granting of any proxies;

                C.            Committing the Employer to any single liability in excess of One Hundred Thousand ($100,000) Dollars;

                D.            Granting any employee advance payments of salary in excess of two months normal salary for the employee;

                E.             Establishing a subsidiary relationship or acquiring all or part of any supplier or any other company;

                F.             Any single investment of Fifty Thousand ($50,000) Dollars which is not included in the annual budget or business plan.

                G.            Declaration and Issuance of Dividends

                H.            The promotion of Associates to position of Corporate Officer

                9. This Agreement shall be binding upon and shall inure to the benefit of the parties, their personal representatives, successors and assigns.

                10. Termination. After the initial three (3) year term, Employer may terminate this Agreement at any time by sending written notice to Employee. In this case Employer shall continue to pay the agreed compensation to Employee as set forth in the Agreement for the balance of the three (3) year term from the date of the notice until the regular termination of the three (3) year term except that the compensation shall be computed at 75% of the salary, commission and profit bonus based on the last full years audited Annual Report. In the event Hako–Werke International GmbH sells its controlling interest in the Company this compensation shall be paid at 100%. All other benefits shall remain in effect for the balance of the contract.

                11. The validity, constructions and enforceability of this Agreement shall be governed in all respects by the laws of Illinois.

                12. This Agreement may be executed in counterpart copies, any one of which, when executed, may be deemed to be an original.

                13. Any notices required to be given hereunder shall be deemed received as of the postmark date when mailed first class, postage prepaid, registered, certified or regular mail and when sent to:

Employer:	Minuteman International, Inc.
111 South Rohlwing Road
Addison, Illinois 60101

Employee:	Gregory J. Rau
#3 Brom Court
Sleepy Hollow, IL 60118

                Either party may notify the other of a change of address by notice as set forth above.

                In Witness Whereof, the parties have executed this Agreement on the date hereinabove set forth.

Employer:	Minuteman International, Inc.

By:	/s/ Jerome E. Rau
Jerome E. Rau,
President and Chief Executive Officer

Employee:	/s/ Gregory J. Rau
Gregory J. Rau

Attest:	/s/ T. J. Nolan